Exhibit 10.50
AMENDMENT ONE TO THE SERVICE CORPORATION INTERNATIONAL
EXECUTIVE DEFERRED COMPENSATION PLAN
     Service Corporation International, a Texas corporation (the “Company”), hereby adopts the following Amendment to the Service Corporation International Executive Deferred Compensation Plan (the “Plan”):
     WHEREAS, the Plan was adopted by the Company, originally effective January 1, 2005 and subsequently amended and restated during December 2009; and
     WHEREAS, the Company desires to change the terms of the Plan to permit Participants to defer future grants of restricted stock under the Plan’s terms;
     WHEREAS, Section 12.2 of the Plan gives the Company the authority to make amendments to the Plan;
     NOW THEREFORE, the Plan is hereby amended by adding new Article 18 to the end thereof, to be and read as follows:
ARTICLE 18
Stock Deferrals
18.1 Definitions.
     (a) “Dividend Equivalents” means the amount credited to a Participant’s Dividend Equivalent Account as provided in Section 18.1(d) below.
     (b) “Incentive Plan” shall mean the Service Corporation International Amended 1996 Incentive Plan, as amended from time to time, and any subsequently adopted stock incentive plan.
     (c) “Stock Award” shall mean any grant of Restricted Stock as defined in and pursuant to the Incentive Plan.
     (d) “Stock Award Unit” shall mean a nominal unit of the Company’s common stock that is credited to a Participant’s Stock Award Unit Account pursuant to Section 18.2(b) below.
18.2 Deferral of Share Awards.
     (a) Annual Accounting. For each Participant who elects to defer a portion of a Stock Award, a separate Stock Award Unit Account and Dividend Equivalent Account shall be established for each Plan Year to hold the Participant’s Stock Award Units and Dividend Equivalents. Earnings with respect to a separate Stock Award Unit Account and Dividend Equivalent Account established for a Plan Year shall be allocated to that account.

     (b) Stock Award Deferral Elections. Subject to the limitations below, a Participant may elect to defer all or a portion of a Stock Award on such terms as the Committee (or its delegate) may permit by completing an Election Form and submitting it to the Committee (or its delegate) prior to the calendar year in which the Stock Award is made. The Participant’s deferral election shall be made pursuant to Section 3.1 hereof, in accordance with the provisions thereof, and shall be submitted within the time period provided under Section 3.2(a) hereof. The Election Form shall designate the time and form of distribution for the Participant’s Stock Award Units and Dividend Equivalents in a manner consistent with the provisions of (i) Article 4, regarding Scheduled Distributions and Unforeseeable Emergencies, (ii) Article 5, regarding Change in Control Benefit distributions, (iii) Article 6, regarding Retirement Benefits distributions, (iv) Article 7, regarding Termination Benefit distributions and (v) Article 8, regarding Disability Benefits. The Committee (or its delegate) shall credit a Stock Award Unit to a bookkeeping account (to be known as a “Stock Award Unit Account”) for the benefit of such Participant. Any Stock Awards deferred pursuant to this Section 18.2 shall be accounted for by the Employer on its books and records and the Employer may, in its discretion, transfer shares of the Employer’s common stock to the Trustee at such times as the Employer shall, in its discretion, determine.
     (c) Stock Award Unit Accounts. A Participant’s Stock Award Units shall be subject to vesting and forfeiture at the same time and in the same manner as applicable to such Participant’s Stock Award.
          (i) In addition to the applicable limitations of Article 4, no portion of a Stock Award Unit may be distributed in a Scheduled Distribution until an annual distribution date which occurs following the date the Participant’s Stock Award would have been fully vested. By way of example, if a Stock Award Unit becomes fully vested on March 1, 2015, then such Stock Award Unit shall be eligible for distribution as part of a Scheduled Distribution during January 2016.
          (ii) Distributions from a Participant’s Stock Award Unit Account shall be made in the form of shares of the Company’s common stock for each Stock Award Unit, which shares shall be issued pursuant to the Incentive Plan’s terms.
          (iii) If the Company pays a stock dividend with respect to its shares of common stock, then the Committee (or its delegate) shall credit additional Stock Award Units to the Participant’s Stock Award Unit Account in an amount equal to the number of shares of common stock that would have been issued to the Participant if he or she had directly held one unit of the Company’s common stock for each Stock Award Unit credited to his Stock Award Unit Account.
     (d) Dividend Accounts. The Committee (or its delegate) shall credit to each Participant’s Dividend Equivalent Account an amount equal to the dividend that the Participant would have received if he or she had directly owned one share of the Company’s common stock for each Stock Award Unit credited to the Participant’s Stock Award Unit Account.
          (i) Amounts credited to a Participant’s Dividend Equivalent Account shall be fully vested at all times.

          (ii) Any amount is earned on a Participant’s Dividend Equivalent Account for an Annual Account, such amount shall be credited to the Participant’s Dividend Equivalent Account for that Plan Year.
          (iii) Amounts credited to a Participant’s Dividend Equivalent Account shall initially be invested in the same manner as directed for the Participant’s Company Contributions.
     IN WITNESS WHEREOF, the undersigned, duly authorized officer of the Company, has caused this instrument to be executed on this 27th day of December, 2010.

SERVICE CORPORATION INTERNATIONAL
By:	/s/ Jane D. Jones

Its:	Vice President Human Resources

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